FREE WRITING PROSPECTUS Dated June 10, 2014	Filed Pursuant to Rule 433 Registration No. 333-186227 Registration No. 333-186227-02

**PRICED** $1.39+bln Ally Auto Receivables Trust (ALLYA) 2014-1 Prime Auto

JOINT LEADS : Credit Suisse (str), BofAML, Barclays                         Public/SEC Registered

CO-MANAGERS : BMO, Lloyds, Natixis, PNC, Scotia

CLS	$AMT(mm)	WAL	S&P/M	WIN	L. FINAL	BENCH	SPRD	YLD%	CPN%	$PRICE
A-2	621.000	1.13	AAA/Aaa	8-20	02/15/17	EDSF +	18	0.488	0.48	99.99154
A-3	621.000	2.39	AAA/Aaa	20-39	10/15/18	IntS +	22	0.973	0.97	99.99756
A-4	153.440	3.52	AAA/Aaa	39-44	04/15/19	IntS +	30	1.543	1.53	99.97240

* Expected Settle :	06/18/14
* First Pay :	07/15/14
* Expected Ratings :	S&P, Moody’s
* Ticker :	ALLYA 2014-1
* Bill & Deliver :	Credit Suisse
* Pxing Speed:	1.10% ABS to 10% Call
* ERISA :	Yes
* Min Denoms :	$1,000 by $1,000
* Not Offered :	Classes, A1, B, C, D
* Timing :	Priced

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.